Exhibit (h)(5)
EXHIBIT A

Portfolio	Administration Fee
Highland Floating Rate Opportunities Fund	0.20%
Highland Capital Management, L.P. and Highland Funds I hereby agree that Exhibit A to the Administration Services Agreement dated as of December 4, 2006 between Highland Capital Management, L.P. and Highland Funds I, as amended on March 30, 2010 is hereby amended and restated in its entirety as set forth above. This Exhibit A, dated as of June 10, 2011, is revised for the addition of Highland Floating Rate Opportunities Fund and shall supersede all previous forms of this Exhibit A.

HIGHLAND FUNDS I.
By:
Name:
Title:

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:	STRAND ADVISORS, INC.,
its general partner

By:
Name:
Title: